Exhibit 10.2

                       Research and Development Agreement

         This RESEARCH AND DEVELOMENT AGREEMENT (the "Agreement") is made and entered into this 26th day of October, 2001 by and among HealthSpan Sciences, Inc. (soon to be Arogen, Inc.), a California corporation with its principal executive offices located at 4953 Smith Canyon Road, San Diego, California 92130 ("Arogen"), and Disease Sciences, Inc., a Delaware corporation with its principal executive offices located at 20283 State Road 7, Suite 400, Boca Raton, Florida 33498 ("DISE").

                                    RECITALS

         WHEREAS, DISE wishes to purchase a 51% controlling interest in Arogen, upon the terms and conditions stated in the Stock Purchase Agreement, DISE and Arogen also wish to enter into a two-year Research and Development Agreement in which DISE agrees to fund a N-propyl gallate drug development program during the two years that Disease Sciences controls Arogen. The major purpose of this joint HealthSpan-DISE drug R & D effort is to develop antioxidant drugs for multiple degenerative diseases. Following the completion of the N-propyl gallate research, DISE will retain the drug rights for the prion- caused diseases, while Arogen will retain all drug rights for other degenerative disease indications, including AIDS, Alzheimer's, cancer, and cardiovascular disease.

         NOW THEREFORE, Arogen and DISE hereby agree as follows:

1. Upon approval of research expenses, DISE will provide Arogen with initial operating funds (estimated at $50,000) to start the drug discovery effort.

2. DISE will provide Arogen with the administrative and legal funds needed for the drug development effort after approval of expenses by DISE. Legal costs (mostly patent work on continuing and new applications) will vary greatly over time, as patents are filed, supported, or modified. The administrative payments include a salary of $3,000 per month for Dennis Ridz for a minimum of 50% effort. Other administrative costs (office supplies, bills, and travel) are estimated to be in the range of $2,000 per month, and are subject to the prior approval of DISE. During the 24 month period following the execution of this Agreement, Bryant Villeponteau will not take any of the DISE payments as salary, but instead will rely on his scheduled DISE salary pursuant to the terms and conditions of the Employment Agreement between Dr. Villeponteau and DISE, which such agreement will be extended until the end of this 24 months period. After the first six months, Mr. Ridz and Dr. Villeponteau may be permitted to supplement their salary with a reasonable portion of any Arogen funds that may exist from possible corporate partnership revenues (e. g. IAMS or Antiox). In this case, DISE will have to right to cap any excess salary payments during the 24 month period following the date of this Agreement.

3. In the preclinical phase of the R & D effort, DISE will fund Arogen's preclinical Drug Discovery Program and IND Filing, which is estimated to cost about $225,000 for preclinical contract costs for 10 N-propyl gallate analogs, upon approval of individual expenses by DISE. These R & D funds are contingent on the continued viability of the N-propyl gallate drug discovery program and may be delayed or halted if, at some future point, all drug analogs fail some crucial preliminary test. In this case, DISE and Arogen may mutually agree to go back to develop new drug analogs for testing. Alternatively, all drug development and DISE funds could be stopped if Arogen and DISE mutually agree that favorable progress is unlikely or if a mutually- agreed-on group of scientific experts reviews the R & D program and comes to the conclusion that none of at least ten potential N-propyl gallate analogs is likely to be approved for clinical testing by the FDA. However, if the scientific experts decide that some version of the N-propyl gallate drug development program has a reasonable chance of succeeding, then the funding will continue. DISE has the right to review all such contracts, but pledges not to unduly delay the overall project by rejecting essential contracts.

4. DISE will provide extra funds to open a small office and laboratory in the San Diego area near the University of California in the early part of 2002 at its discretion after review of Drug development progress. By mutual consent, said office and laboratory could be for Arogen alone or be jointly run as facilities of both Arogen and DISE. If an Arogen only office and laboratory is opened, DISE will provide a minimum of $3,000 per month of extra support for the facility during the remainder of the guaranteed period. If a jointly run Arogen and DISE office is opened, then extra monthly funding will be negotiated at the time of the opening.

5. If an IND (FDA approval) is obtained within the 24 month period for testing an Arogen's drug analog in a Phase I clinical trial for a particular disease indication, then DISE will provide all additional funds necessary to start Arogen's FDA- approved Phase 1 Clinical Trial within 30 days of the IND issuance and will fully fund the completion of the Phase I Clinical Trial (estimated at $250,000 to $300,000).

6. The above DISE funding for the Arogen R & D program is a joint research project of Arogen and DISE. The main DISE role is to provide timely funding of the project and to advertise the developmental progress as a means to enhance public awareness. Arogen's role in the joint project is to use its intellectual property and drug development skills to create value for both companies. In view of its intellectual property and management contribution, Arogen will not provide any stock, warrant or payback for any of the research funding provided by DISE as described above in sections 1 though 5. Following the completion of the DISE funded R & D program, DISE will retain the available drug intellectual property rights for the prion-caused diseases, while Arogen will retain all drug intellectual property rights for other degenerative disease indications, including AIDS, Alzheimer's, cancer, and cardiovascular disease. At the option and request of DISE, Arogen will promptly execute, acknowledge and deliver such applications, assignments and other instruments which DISE shall deem necessary in order to (i) apply for and obtain letters patent of the United States and any foreign countries for any and all of the available drug intellectual property rights for the prion-caused diseases, and (ii) assign and convey to DISE the sole and exclusive right, title and interest therein, and Arogen will assist DISE or its nominee in every proper way, at DISE's cost and expense, in accomplishing any and all of the foregoing.

7.       GOVERNING LAW; MISCELLANEOUS.

         a. Construction and Enforcement. This Agreement shall be construed in accordance with the laws of the State of Delaware, without and application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Palm Beach County in the State of Florida, if brought by DISE, or located in San Diego County, in the State of California, if brought by Arogen. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding.

         b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

         c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between DISE, Arogen, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Arogen nor DISE makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by Arogen and DISE, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

         f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to Arogen:         4953 Smith Canyon Road
                               San Diego, CA 92130

         With a copy to:
                               ------------------------------------

                               ------------------------------------

         If to DISE:           20283 State Road 7
                               Suite 400
                               Boca Raton, FL 33498

         With a copy to:       Atlas Pearlman P.A.
                               350 E. Las Olas Blvd., Suite 1700
                               Ft. Lauderdale, FL  33301
                               Attention:  James M. Schneider, Esq.

                               or at such other address of such other person as
the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

         g. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Arogen shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of DISE. DISE may assign some or all of its rights hereunder without the consent of Arogen, provided, however, that any such assignment shall not release DISE from its obligations hereunder unless such obligations are assumed by such assignee and Arogen has consented to such assignment and assumption.

         h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         i. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         j. Termination by DISE For Cause. This Agreement may be terminated with cause by DISE upon thirty (30) days prior written notice to Arogen if: (i) Arogen and DISE both mutually agree that favorable progress in the R & D drug program on N-propyl Gallate is unlikely and jointly agree to stop funding the project; or (ii) a mutually-agreed-on group of scientific experts reviews the R & D program and comes to the conclusion that none of at least ten potential N-propyl gallate analogs is likely to be approved for clinical testing by the FDA. In the latter case, if the scientific experts decide that one or more analogs of the N-propyl gallate drug development program have a reasonable chance of getting IND status, then the funding will continue. If termination occurs with cause, Arogen will return all 3.8 million shares of DISE stock and the parties will have no further obligation to each other except pursuant to the provisions of Paragraph 6 hereof.

         k. Termination by DISE Without Cause. This Agreement may be terminated without cause by DISE upon thirty (30) days prior written notice to Arogen. Upon termination without cause, DISE will return to Arogen a proportion of the 9,050,883 Common Shares of Arogen's stock equal to the fraction of months remaining in the 24 month R & D program divided by 24. Likewise, Arogen will return to DISE a similar fraction of the 3,800,000 Common shares of DISE's Common Stock equal to the fraction of months remaining in the 24 month R & D contract divided by 24. For example, if DISE terminates the Agreement without cause at the end of 12 months, then DISE will trade back 4,525,441 shares of Arogen's Common Shares for 1,900,000 shares of DISE Common Shares. Moreover, in the case of DISE termination without cause, DISE agrees that the remaining DISE shares owned by Arogen will become free trading after one year from closing subject to standard 144 rules. Both DISE and Arogen agree that said changes on termination of the R & D agreement supersede any instructions contained in the Stock Purchase agreement. Also, said termination voids the provisions in the Stock Purchase Agreement providing for the DISE right to maintain a 51% Common Stock position during the 2-year Guaranteed Period and a 35% position following the Guaranteed Period. Except for the obligation to carry out said changes and the provisions of Paragraph 6, the parties will have no further obligation to each other.

         l. DISE Contract Breach and Termination by Arogen. If DISE defaults on its salary, administrative, or approved contract payments or unreasonably delays progress on the project (e. g. by failing to approve critical R & D contracts or find alternative contracts of similar quality) for a period exceeding 45 days, then Arogen has the right to terminate this Agreement upon thirty (30) days prior written notice to DISE. Upon termination following a DISE contract breach, DISE will return to Arogen a proportion of the 9,050,883 Common Shares of Arogen's stock equal to the fraction of months remaining in the 24 month R & D program divided by 24. Likewise, Arogen will return to DISE a similar fraction of the 3,800,000 Common shares of DISE's Common Stock equal to the fraction of months remaining in the 24 month R & D contract divided by 24. For example, if Arogen terminates the Agreement for breach at the end of 12 months, then DISE will trade back 4,525,441 shares of Arogen's Common Shares for 1,900,000 shares of DISE Common Shares. Moreover, in the case of Arogen termination, DISE agrees that the remaining DISE shares owned by Arogen will become free trading after one year from closing subject to standard 144 rules. Both DISE and Arogen agree that said changes on termination of the R & D agreement supersede any instructions contained in the Stock Purchase agreement. Also, said termination voids the provisions in the Stock Purchase Agreement providing for the DISE right to maintain a 51% Common Stock position during the 2-year Guaranteed Period and a 35% position following the Guaranteed Period. Except for the obligation to carry out said changes and the provisions of Paragraph 6, the parties will have no further obligation to each other.

         m. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

         n. Remedies. DISE and Arogen shall have all rights and remedies set forth in the Transactional Documents and all rights and remedies which such holder has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law. Any party having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

         IN WITNESS WHEREOF, DISE and Arogen have caused this Research Collaboration and Funding Agreement to be duly executed as of the date first written above.

                                        HEALTHSPAN SCIENCES, INC. (AROGEN, INC).


                                        By:
                                            ------------------------------------
                                            Bryant Villeponteau, Ph.D.,
                                            President


                                        DISEASE SCIENCES, INC.


                                        By:
                                            ------------------------------------
                                            Wayne Goldstein, M.D.,
                                            President